DREYFUS
SHORT TERM
HIGH YIELD FUND

Investing in high yield fixed-income securities to maximize current income

PROSPECTUS March 1, 2000

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 Contents

                                    THE FUND
----------------------------------------------------

What every investor              2  Goal/Approach
should know about the
fund                             3  Main Risks

                                 4  Past Performance

                                 5  Expenses

                                 6  Management

                                 7  Financial Highlights

                                    YOUR INVESTMENT
--------------------------------------------------------------------

Information                      8  Account Policies
for managing your
fund account                    11  Distributions and Taxes

                                12  Services for Fund Investors

                                14  Instructions for Regular Accounts

                                16  Instructions for IRAs

                                    FOR MORE INFORMATION
-------------------------------------------------------------------------------

Where to learn more                 INFORMATION ON THE FUND'S RECENT STRATEGIES
about this and other                AND HOLDINGS CAN BE FOUND IN THE CURRENT
 Dreyfus funds                      ANNUAL/SEMIANNUAL REPORT (SEE BACK COVER).

The Fund

Dreyfus Short Term
High Yield Fund
-------------------------
Ticker Symbol: DSHYX

GOAL/APPROACH

The fund seeks high current income. To pursue this goal, it invests at least 65% of its net assets in "high yield" bonds ("junk" bonds). The fund's portfolio may include various types of high yield securities, including corporate bonds and notes, mortgage-related securities, asset-backed securities, zero coupon securities, convertible securities, preferred stock, and other debt instruments of U.S. and foreign issuers. The fund also may invest in investment grade securities, typically when it takes a defensive position.

The fund attempts to manage interest rate and credit risk by maintaining an average effective portfolio maturity and duration each of three years or less. The fund may purchase securities of any maturity. In calculating average effective maturity, the fund may treat a security that can be repurchased by its issuer on an earlier date (known as a "call date") as maturing on the call date rather than on its stated maturity date.

In choosing securities, the portfolio manager seeks to capture the higher yields offered by junk bonds. The fund's investment process is based on security-specific credit research to seek out companies with improving fundamentals. At times, the fund may focus on "special situations," which involve out-of-favor companies waiting for a "trigger event" that could increase the value of the company's debt. The fund looks at a variety of factors when assessing a potential investment, including the company's financial strength, the state of the industry or sector it belongs to, the long-term fundamentals of that industry or sector, the company's management, and whether there is sufficient equity value in the company.

Concepts to understand

HIGH YIELD BONDS: those rated at the time of purchase BB or Ba and below by credit-rating agencies such as S&P or Moody's, or the unrated equivalent as determined by Dreyfus. Because their issuers may be at an early stage of development or may have been unable to repay past debts, these bonds typically must offer higher yields than investment grade bonds to compensate investors for greater credit risk.

DURATION: an indication of an investment's "interest rate risk," or how sensitive a bond or mutual fund portfolio may be to changes in interest rates. Generally, the longer a fund's duration, the more it will react to interest rate fluctuations.

MAIN RISKS

High yield bonds involve greater credit risk than investment grade bonds. They tend to be more volatile in price and less liquid and are considered speculative. As with common stocks, the prices of high yield bonds can fall in response to bad news about the issue or its industry or the economy in general. The fund's share price could also be hurt if it holds bonds of issuers that default on payments of principal or interest. The value of your investment in the fund could go up and down, which means that you could lose money.

Other risk factors could have an effect on the fund's performance:

     o if there is a decline in the credit quality of a bond, or perception of a decline, the bond's value could fall, potentially lowering the fund's share price

     o price and yield of any foreign debt security the fund may own may be affected by factors ranging from political/economic instability to changes in currency exchange rates

     o if the high yield market becomes "illiquid," typically when there are many more sellers than buyers for the securities, the value of such securities, and the fund's share price, may fall dramatically

     o under certain market conditions, usually during periods of market illiquidity or rising interest rates, prices of the fund's "callable" issues are subject to increased price fluctuation because they can be expected to perform more like longer-term securities than shorter-term securities.

Under adverse market conditions, the fund could invest some or all of its assets in money market instruments. Although the fund would do this to avoid losses, it could have the effect of reducing the benefit from any upswing in the market. During such periods, the fund may not achieve its investment objective.

Other potential risks

The fund, at times, may invest some assets in derivatives such as futures and options. It also may sell short, which involves selling a security it does not own in anticipation that the securitiy's price will go down. When employed, these practices are used mainly to hedge the fund's portfolio, but may be used to increase returns; however, sometimes they may reduce returns or increase volatility. Derivatives can be illiquid and highly sensitive to changes in their underlying instrument. A small investment in certain derivatives could have a potentially large impact on the fund's performance.

The fund can buy securities with borrowed money (a form of leverage) which could have the effect of magnifying the fund's gains or losses.

The Fund

PAST PERFORMANCE

The tables below show some of the risks of investing in the fund. The first table shows the changes in the fund's performance from year to year. The second compares the fund' s performance over time to that of the Merrill Lynch High Yield Master II Index, an unmanaged high yield bond performance benchmark, and to that of a Customized Limited Term High Yield Index, a blended index composed of four shorter-term sub-indexes* of the Merrill Index. Both tables assume reinvestment of dividends and distributions. Of course, past performance is no guarantee of future results.

--------------------------------------------------------------------------------

Year-by-year total return AS OF 12/31 EACH YEAR (%)

                                                12.60  -0.80  -1.54

90    91      92     93     94     95     96     97     98     99

BEST QUARTER:               Q2 '97           +4.05%

WORST QUARTER:              Q3 '98           -6.36%
                        --------------------------------------------------------

Average annual total return AS OF 12/31/99

                                                                          Since
                                                                      inception
                                                     1 Year           (8/16/96)
                        --------------------------------------------------------

                        FUND                          -1.54%            4.59%

                        MERRILL LYNCH
                        HIGH YIELD
                        MASTER II INDEX                2.51%            7.41%**

                        DREYFUS CUSTOMIZED
                        LIMITED TERM
                        HIGH YIELD INDEX               5.23%            7.51%**

* The four sub-indexes, blended and market weighted, are (i) BB- rated 1-3 years, (ii) B- rated 1-3 years, (iii) BB- rated 3-5 years, and (iv) B- rated 3-5 years.

** FOR COMPARATIVE PURPOSES, THE VALUE OF EACH INDEX ON 8/31/96 IS USED AS THE BEGINNING VALUE ON 8/16/96.

What this fund is -- and isn't

This fund is a mutual fund: a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

EXPENSES

As an investor, you pay certain fees and expenses in connection with the fund, which are described in the table below. Annual fund operating expenses are paid out of fund assets, so their effect is included in the share price. The fund has no sales charge (load) or Rule 12b-1 distribution fees.

--------------------------------------------------------------------------------
Fee table

ANNUAL FUND OPERATING EXPENSES
% OF AVERAGE DAILY NET ASSETS

Management fees                                  0.65%
Shareholder services fee                         0.25%

Other expenses:

    Interest on borrowings                       0.10%
    Miscellaneous                                0.18%
--------------------------------------------------------------------------------
TOTAL                                            1.18%
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Expense example

1 Year           3 Years                5 Years                    10 Years
-------------------------------------------------------------------------------

$120              $375                   $649                       $1,432

This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to Dreyfus for managing the fund's portfolio and assisting in all aspects of the fund's operations.

SHAREHOLDER SERVICES FEE: the fee paid to the fund's distributor for shareholder account service and maintenance.

OTHER EXPENSES: fees paid by the fund for miscellaneous items such as transfer agency, custody, professional and registration fees.

The Fund

MANAGEMENT

The investment adviser for the fund is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages more than $127 billion in over 160 mutual fund portfolios. For the past fiscal year, the fund paid Dreyfus a management fee at the annual rate of 0.65% of the fund's average daily net assets. Dreyfus is the primary mutual fund business of Mellon Financial Corporation, a global financial services company with approximately $2.5 trillion of assets under management, administration or custody, including approximately $450 billion under management. Mellon provides wealth management, global investment services and a comprehensive array of banking services for individuals, businesses and institutions. Mellon is headquartered in Pittsburgh, Pennsylvania.

Roger King is the fund's primary portfolio manager, a position he has held since the fund's inception. Prior to joining Dreyfus in February 1996, Mr. King was a vice president and then director of high yield research at Citibank Securities, Inc.

Dreyfus has a personal securities trading policy (the "Policy") which restricts the personal securities transactions of its employees. Its primary purpose is to ensure that personal trading by Dreyfus employees does not disadvantage any Dreyfus-managed fund. Dreyfus portfolio managers and other investment personnel who comply with the Policy' s preclearance and disclosure procedures may be permitted to purchase, sell or hold certain types of securities which also may be or are held in the fund(s) they advise.

Concepts to understand

YEAR 2000 ISSUES: the fund could be adversely affected if the computer systems used by Dreyfus and the fund's other service providers do not properly process and calculate date-related information from and after January 1, 2000.

Dreyfus has taken steps designed to avoid year 2000- related problems in its systems and to monitor the readiness of other service providers. In addition, issuers of securities in which the fund invests may be adversely affected by year 2000-related problems. This could have an impact on the value of the fund's investments and its share price.

FINANCIAL HIGHLIGHTS

This table describes the fund's performance for the fiscal periods indicated. "Total return" shows how much your investment in the fund would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.

                                                     YEAR ENDED OCTOBER 31,
                                            1999       1998     1997    1996(1)
-------------------------------------------------------------------------------

PER-SHARE DATA ($)

Net asset value, beginning of period       11.43      12.98    12.69    12.50

Investment operations:

   Investment income -- net                 1.16       1.22     1.29      .26

   Net realized and unrealized
   gain (loss) on investments               (.80)     (1.44)     .34      .19

Total from investment operations             .36       (.22)    1.63      .45

Distributions:

   Dividends from investment income -- net (1.16)     (1.21)   (1.29)    (.26)

   Dividends from net realized gain
    on investments                           --        (.12)    (.05)      -

Total distributions                        (1.16)     (1.33)   (1.34)    (.26)

Net asset value, end of period             10.63      11.43    12.98    12.69

Total return (%)                            3.06      (2.18)   13.38    17.02(2)
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RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%) 1.08       1.06     1.09      .92(2)

Ratio of interest expense
to average net assets (%)                    .10        .12      .22        --

Ratio of net investment income
to average net assets (%)                  10.42       9.58    10.02     9.76(2)

Decrease reflected in above expense ratios
due to actions by Dreyfus (%)                --         --       .02     1.62(2)

Portfolio turnover rate (%)                64.80      71.00   102.59    77.79(3)
-------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)    140,613    176,478  146,727   18,779

(1)  FROM AUGUST 16, 1996 (COMMENCEMENT OF OPERATIONS) TO OCTOBER 31, 1996.

(2)  ANNUALIZED.

(3)  NOT ANNUALIZED.

The Fund

The Fund

                                 Your Investment

ACCOUNT POLICIES

Buying shares

YOU PAY NO SALES CHARGES to invest in this fund. Your price for fund shares is the fund's net asset value per share (NAV), which is generally calculated as of the close of trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) every day the exchange is open. Your order will be priced at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Net asset value is calculated by dividing the value of the fund' s net assets by the number of existing shares. The fund's investments are generally valued based on market value or, where market quotations are not readily available, based on fair value as determined in good faith by the fund's board.

--------------------------------------------------------------------------------

Minimum investments
                                                Initial      Additional
                        --------------------------------------------------------
REGULAR ACCOUNTS                                $2,500       $100
                                                             $500 FOR
                                                             TELETRANSFER
                                                             INVESTMENTS

TRADITIONAL IRAS                                  $750       NO MINIMUM

SPOUSAL IRAS                                      $750       NO MINIMUM

ROTH IRAS                                         $750       NO MINIMUM

EDUCATION IRAS                                    $500       NO MINIMUM
                                                             AFTER THE FIRST
                                                             YEAR

DREYFUS AUTOMATIC                                 $100       $100
INVESTMENT PLANS

All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Third-party investments

If you invest through a third party (rather than directly with Dreyfus), the policies and fees may be different than those described here. Banks, brokers, 401(k) plans, financial advisers and financial supermarkets may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. Consult a representative of your plan or financial institution if in doubt.

Selling shares

YOU MAY SELL (REDEEM) SHARES AT ANY TIME. Your shares will be sold at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly and you will generally receive the proceeds within a week.

BEFORE SELLING RECENTLY PURCHASED SHARES, please note that if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment.

--------------------------------------------------------------------------------
Limitations on selling shares by phone

Proceeds
sent by                                   Minimum       Maximum
                        --------------------------------------------------------

CHECK                                     NO MINIMUM    $250,000 PER DAY

WIRE                                          $1,000    $500,000 FOR JOINT
                                                        ACCOUNTS EVERY 30 DAYS

TELETRANSFER                                    $500    $500,000 FOR JOINT
                                                        ACCOUNTS EVERY 30 DAYS


Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:

     o amounts of $10,000 or more on accounts whose address has been changed within the last 30 days

     o    requests to send the proceeds to a different payee or address

Written sell orders of $100,000 or more must also be signature guaranteed.

A SIGNATURE GUARANTEE helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

Your Investment

General policies

UNLESS YOU DECLINE TELEPHONE PRIVILEGES on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

THE FUND RESERVES THE RIGHT TO:

     o refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund' s view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

     o refuse any purchase or exchange request in excess of 1% of the fund's total assets

     o change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

     o    change its minimum investment amounts

     o delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a "redemption in kind" -- payment in portfolio securities rather than cash -- if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund's assets).

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; IRA accounts; accounts participating in automatic investment programs; and accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 30 days, the fund may close your account and send you the proceeds.

DISTRIBUTIONS AND TAXES

THE FUND USUALLY PAYS ITS SHAREHOLDERS DIVIDENDS from its net investment income once a month, and distributes any net capital gains it has realized once a year. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

FUND DIVIDENDS AND DISTRIBUTIONS ARE TAXABLE in the year received to most investors (unless your investment is in an IRA or other tax-deferred account where taxation may be deferred). The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:

--------------------------------------------------------------------------------
Taxability of distributions

Type of                                    Tax rate for    Tax rate for
distribution                               15% bracket     28% bracket or above
                        --------------------------------------------------------

INCOME                                     ORDINARY        ORDINARY
DIVIDENDS                                  INCOME RATE     INCOME RATE

SHORT-TERM                                 ORDINARY        ORDINARY
CAPITAL GAINS                              INCOME RATE     INCOME RATE

LONG-TERM
CAPITAL GAINS                              10%             20%

The tax status of your dividends and distributions will be detailed in your annual tax statement from the fund.

Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Except for tax-deferred acounts, any sale or exchange of fund shares may generate a tax liability.

The table at right also can provide a guide for your potential tax liability when selling or exchanging fund shares. "Short-term capital gains" applies to fund shares sold or exchanged up to 12 months after buying them. "Long-term capital gains" applies to shares sold or exchanged after 12 months.

Your Investment

SERVICES FOR FUND INVESTORS

Automatic services

BUYING OR SELLING SHARES AUTOMATICALLY is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application or by calling 1-800-645-6561.

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For investing

DREYFUS AUTOMATIC                For making automatic investments
ASSET BUILDER((reg.tm))          from a designated bank account.

DREYFUS PAYROLL                  For making automatic investments
SAVINGS PLAN                     through a payroll deduction.

DREYFUS GOVERNMENT               For making automatic investments
DIRECT DEPOSIT                   from your federal employment,
PRIVILEGE                        Social Security or other regular
                                 federal government check.

DREYFUS DIVIDEND                 For automatically reinvesting the
SWEEP                            dividends and distributions from
                                 one Dreyfus fund into another
                                 (not available for IRAs).
--------------------------------------------------------------------------------
For exchanging shares

DREYFUS AUTO-                    For making regular exchanges
EXCHANGE PRIVILEGE               from one Dreyfus fund into another.
--------------------------------------------------------------------------------

For selling shares

DREYFUS AUTOMATIC                For making regular withdrawals
WITHDRAWAL PLAN                  from most Dreyfus funds.


Dreyfus Financial Centers

Through a nationwide network of Dreyfus Financial Centers, Dreyfus offers a full array of investment services and products. This includes information on mutual funds, brokerage services, tax-advantaged products and retirement planning.

Experienced financial consultants can help you make informed choices and provide you with personalized attention in handling account transactions. The Financial Centers also offer informative seminars and events. To find the Financial Center nearest you, call 1-800-499-3327.

Exchange privilege

YOU CAN EXCHANGE SHARES WORTH $500 OR MORE (no minimum for retirement accounts) from one Dreyfus fund into another. You can request your exchange in writing or by phone. Be sure to read the current prospectus for any fund into which you are exchanging before investing. Any new account established through an exchange will have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has one.

Dreyfus TeleTransfer privilege

TO MOVE MONEY BETWEEN YOUR BANK ACCOUNT and your Dreyfus fund account with a phone call, use the Dreyfus TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application.

24-hour automated account access

YOU CAN EASILY MANAGE YOUR DREYFUS ACCOUNTS, check your account balances, transfer money between your Dreyfus funds, get price and yield information and much more -- when it's convenient for you.


Retirement plans

Dreyfus offers a variety of retirement plans, including traditional, Roth and Education IRAs. Here's where you call for information:

     o    for traditional, rollover, Roth and Education IRAs, call 1-800-645-656

     o for SEP-IRAs, Keogh accounts, 401(k) and 403(b) accounts, call 1-800-358-0910


Your Investment

INSTRUCTIONS FOR REGULAR ACCOUNTS

   TO OPEN AN ACCOUNT

      In Writing

Complete the application.

Mail your application and a check to:
    The Dreyfus Family of Funds
    P.O. Box 9387, Providence, RI 02940-9387

  By Telephone
WIRE Have your bank send your investment to The Bank of New York, with these instructions:

   * ABA# 021000018

   * DDA# 8900312033

   * the fund name

   * your Social Security or tax ID number

   * name(s) of investor(s)

   Call us to obtain an account number. Return your application.


     Automatically

WITH AN INITIAL INVESTMENT Indicate on your application which automatic service(s) you want. Return your application with your investment.

WITHOUT ANY INITIAL INVESTMENT Check the Dreyfus Step Program option on your application. Return your application, then complete the additional materials when they are sent to you.

     Via the Internet

COMPUTER Visit the Dreyfus Web site http://www.dreyfus.com and follow the instructions to download an account application.



TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check.

Mail the slip and the check to: The Dreyfus Family of Funds
                                P.O. Box 105, Newark, NJ 07101-0105


WIRE Have your bank send your investment to The Bank of New York, with these instructions:

* ABA# 021000018

* DDA# 8900312033

* the fund name

* your account number

* name(s) of investor(s)

ELECTRONIC CHECK Same as wire, but insert "1111" before your account number.

TELETRANSFER Request TeleTransfer on your application. Call us to request your transaction.


ALL SERVICES Call us to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the forms along with any other required materials.

TO SELL SHARES

Write a letter of instruction that includes:

* your name(s) and signature(s)

* your account number

* the fund name

* the dollar amount you want to sell

* how and where to send the proceeds

Obtain a signature guarantee or other documentation, if required (see "Account Policies -- Selling Shares").

Mail your request to: The Dreyfus Family of Funds P.O. Box 9671, Providence, RI 02940-9671

WIRE Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be wired to your bank.

TELETRANSFER Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be sent to your bank by electronic check.

CHECK Call us to request your transaction. A check will be sent to the address of record.

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.


  To reach Dreyfus, call toll free in the U.S.

  1-800-645-6561

  Outside the U.S. 516-794-5452

  Make checks payable to:

  THE DREYFUS FAMILY OF FUNDS

You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

Your Investment

 INSTRUCTIONS FOR IRAS

   TO OPEN AN ACCOUNT

     In Writing

Complete an IRA application, making sure to specify the fund name and to indicate the year the contribution is for.

Mail your application and a check to: The Dreyfus Trust Company, Custodian
                                      P.O. Box 6427, Providence, RI 02940-6427

     By Telephone

      ------

     Automatically

WITHOUT ANY INITIAL INVESTMENT Call us to request a Dreyfus Step Program form. Complete and return the form along with your application.

     Via the Internet

COMPUTER Visit the Dreyfus Web site http://www.dreyfus.com and follow the instructions to download an account application.


TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check. Indicate the year the contribution is for.

Mail in the slip and the check (see "To Open an Account" at left).


WIRE Have your bank send your investment to The Bank of New York, with these instructions:

* ABA# 021000018

* DDA# 8900312033

* the fund name

* your account number

* name of investor

* the contribution year

ELECTRONIC CHECK Same as wire, but insert "1111" before your account number.

TELEPHONE CONTRIBUTION Call to request us to move money from a regular Dreyfus account to an IRA (both accounts must be held in the same shareholder name).

ALL SERVICES Call us to request a form to add an automatic investing service (see "Services for Fund Investors"). Complete and return the form along with any other required materials.

All contributions will count as current year.


TO SELL SHARES

Write a letter of instruction that includes:

* your name and signature

* your account number

* the fund name

* the dollar amount you want to sell

* how and where to send the proceeds

* whether the distribution is qualified or premature

* whether the 10% TEFRA should be withheld

Obtain a signature guarantee or other documentation, if required.

Mail in your request (see "To Open an Account" at left).


DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request instructions to establish the plan.


  To reach Dreyfus, call toll free in the U.S.

  1-800-645-6561

  Outside the U.S. 516-794-5452

  Make checks payable to:

  THE DREYFUS TRUST COMPANY, CUSTODIAN

You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

Your Investment

For More Information

                       Dreyfus Short Term
                       High Yield Fund
                       A series of Dreyfus Debt and Equity Funds
                       -----------------------------
                       SEC file number:  811-4748

                        More information on this fund is available free upon request, including the following:

                        Annual/Semiannual Report

                        Describes the fund's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected the fund's performance during the last fiscal year.

                        Statement of Additional Information (SAI)

                        Provides more details about the fund and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).

To obtain information:

BY TELEPHONE Call 1-800-645-6561

BY MAIL Write to: The Dreyfus Family of Funds 144 Glenn Curtiss Boulevard Uniondale, NY 11556-0144

BY E-MAIL  Send your request to info@dreyfus.com

ON THE INTERNET Text-only versions of fund documents can be viewed online or downloaded from:

      SEC
      http://www.sec.gov

      DREYFUS
      http://www.dreyfus.com

You can also obtain copies by visiting the SEC's Public Reference Room in Washington, DC (phone 1-800-SEC-0330) or by sending your request and a duplicating fee to the SEC's Public Reference Section, Washington, DC 20549-6009.

(c) 2000 Dreyfus Service Corporation                                  044P0300